UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a – 101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement
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☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-12

RURAL/METRO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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RURAL/METRO CORPORATION

9221 East Via de Ventura

Scottsdale, Arizona 85258

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 1, 2005

To Our Stockholders:

The Annual Meeting of Stockholders of RURAL/METRO CORPORATION, a Delaware corporation (“we” or the “Company”), will be held at the Company’s corporate headquarters at 9221 East Via de Ventura, Scottsdale, Arizona, on Thursday, December 1, 2005 at 3:00 p.m., local time, for the following purposes:

1.	To elect two (2) directors to serve for three-year terms or until their successors are elected; and

2.	To transact such other business as may properly come before the meeting or adjournment(s) thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on October 28, 2004 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting in person. To assure representation at the meeting, however, stockholders are urged to mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose, or vote electronically through the Internet or by telephone. Instructions for voting by the Internet or the telephone are set forth on the enclosed proxy card. Any stockholder attending the meeting may vote in person even if he or she previously has returned a proxy.

By Order of the Board of Directors

Michael S. Zarriello, Secretary

Scottsdale, Arizona

October 27, 2004

IT IS IMPORTANT THAT STOCKHOLDINGS BE REPRESENTED AT THIS MEETING.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD

IN THE ACCOMPANYING ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE

UNITED STATES. PROXIES MAY ALSO BE PROVIDED BY USING THE INTERNET

OR THE TELEPHONE.

RURAL/METRO CORPORATION

9221 East Via de Ventura

Scottsdale, Arizona 85258

PROXY STATEMENT

This proxy statement is being furnished to stockholders of RURAL/METRO CORPORATION, a Delaware corporation (“we” or the “Company”), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, December 1, 2005, at 3:00 p.m., local time, and any adjournment or postponement thereof (the “Annual Meeting”). A copy of the Notice of the Meeting accompanies this Proxy Statement.

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of the Company by our Board of Directors for use at the Annual Meeting for the purposes set forth in this proxy statement and in the accompanying notice of Annual Meeting of Stockholders. The Annual Meeting will be held at our corporate headquarters at 9221 East Via de Ventura, Scottsdale, Arizona.

These proxy solicitation materials were first mailed on or about November 7, 2005, to all stockholders entitled to vote at the meeting.

Voting Securities and Voting Rights

Stockholders of record at the close of business on October 28, 2005, are entitled to notice of and to vote at the meeting. At the close of business on September 30, 2005, there were issued and outstanding 24,385,105 shares of our common stock. Each share of common stock is entitled to one vote upon any proposal submitted for a vote at the Annual Meeting.

Quorum

The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business at the Annual Meeting. Shares that are entitled to vote but that are not voted at the direction of the beneficial owner (called “abstentions”) and votes withheld by brokers or other nominees in the absence of instructions from beneficial owners (called “broker non-votes”) will be counted for purposes of determining whether there is a quorum for the transaction of business at the Annual Meeting.

Vote Required

The two nominees for director receiving the highest number of affirmative votes duly cast by our outstanding common stock will be elected as directors for three-year terms or until their successors are elected and qualified. Accordingly, abstentions and broker non-votes are not counted in determining the outcome of the election of directors.

Voting; Proxies

Votes may be cast by proxy or in person at the Annual Meeting and will be tabulated by the election inspectors appointed for the Annual Meeting, who also will determine whether a quorum is present.

The shares represented by the proxies received, properly marked, dated, and signed, or submitted via the Internet or by the telephone by following the instructions on the proxy card will be voted at the Annual Meeting.

When a proxy is properly executed and returned, the shares it represents will be voted at the Annual Meeting as directed. If no specification is indicated, the shares will be voted (i) “for” the election of the nominees set forth in this proxy statement, and (ii) in accordance with the discretion of the proxy holders as to all other matters that may properly come before the Annual Meeting.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to our executive offices, to the attention of our Corporate Secretary prior to the vote at the Annual Meeting, written notice of revocation or a duly executed proxy bearing a later date (including a proxy by telephone or over the Internet); or by attending the Annual Meeting and voting in person.

Solicitation

We will pay the costs of this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to beneficial owners. Certain of our directors and officers also may solicit proxies personally or by mail, telephone or e-mail without additional compensation.

Annual Report and Other Matters

The 2005 Annual Report to Stockholders, which was mailed to stockholders with or proceeding this proxy statement, contains financial and other information about our activities, but is not incorporated into this proxy statement and is not part of these proxy soliciting materials. The information contained in the “Report of the Compensation Committee of the Board of Directors,” “Report of the Audit Committee of the Board of Directors,” and “Company Performance Graph” below shall not be deemed “filed” with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act.

We will provide upon written request, without charge to each stockholder of record as of the record date, a copy of our annual report on Form 10-K for the year ended June 30, 2005, as filed with the Securities and Exchange Commission (“SEC”), including the Form 8-K filed with the SEC on October 27, 2005, which contained consolidated financial statements at June 30, 2005 and 2004, and its consolidated results of operations and cash flows for each of the three years in the period ended June 30, 2005 that supersede the Item 8 financial statements contained in the Form 10-K. Any exhibits listed in the Form 10-K report, as amended, also will be furnished upon written request at the actual expenses we incur in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our executive offices set forth in this proxy statement.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS

The following table sets forth certain information with respect to beneficial ownership of our common stock on September 30, 2005 by (i) each director; (ii) the individuals set forth in the Summary Compensation Table under the section entitled “Executive Compensation”; (iii) all of our directors and executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of our common stock.

Name of Beneficial Owner	Amount Beneficially Owned (1)		Percent (2)
Jack E. Brucker	482,000	(3)	2.0%
Mary Anne Carpenter	30,000	(3)	*
Cor J. Clement, Sr.	42,000	(3)	*
Louis G. Jekel	123,463	(4)	*
Barry D. Landon	146,403	(3)	*
William C. Turner	45,500	(3)	*
Henry G. Walker	32,500	(3)	*
Robert E. Wilson	3,685		*
Conrad A. Conrad	0		—
Michael S. Zarriello	0		—
Kristine A. Beian-Ponczak	58,750	(3)	*
Executive officers and directors as a group (11 persons)	964,301		4.0%

5% Stockholders:
FMR Corp. 82 Devonshire Street Boston, MA 02109	2,700,650	(6)	11.1%

Banque Carnegie Luxembourg S.A. 5, Place de la Gare L-1616 Luxembourg Grand-Duchy of Luxembourg	2,409,950	(5)	11.0%

Stadium Capital Management, LLC 19785 Village Office Court, Suite 101 Bend, OR 97702	1,815,148	(7)	7.4%

Tennenbaum Capital Partners, LLC and Tennenbaum & Co. LLC, Michael E. Tennenbaum 11100 Santa Monica Bldg. Suite 210 Los Angeles, CA 90025	1,304,813	(8)	5.3%

Bonanza Capital, Ltd. Bonanza Master Fund, Ltd. 300 Crescent Court, Suite 1740 Dallas, TX 75201	1,262,000	(9)	5.2%

* Less than 1%

(1)	Except as indicated, and subject to community property laws when applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
(2)

The percentages shown are calculated based upon 24,385,105 shares of common stock outstanding on September 30, 2005. The number and percentages shown include the shares of common stock actually owned as of September 30, 2005 and the shares of common stock that the identified person or group had a right to acquire within 60 days after September 30, 2005. In calculating the percentage ownership, shares that the identified person or group had the right to acquire within 60 days after September 30, 2005 are deemed to be outstanding for the purposes of computing the percentage of shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by any other stockholder.

(3)	Includes shares of common stock issuable upon exercise of stock options with respect to the following persons: Mr. Brucker, 406,000 shares; Ms. Carpenter, 30,000 shares; Mr. Clement, 30,000 shares; Mr. Landon, 144,100 shares; Mr. Turner, 37,500 shares; Mr. Walker, 32,500 shares; and Ms. Beian-Ponczak, 58,750 shares.
(4)	Includes 85,963 shares of common stock, of which 74,299 are held by the Louis G. Jekel Trust dated July 25, 1996. Also includes 37,500 shares of common stock issuable upon exercise of stock options.
(5)	Information is based solely on a Schedule 13G, filed December 3, 2002 with the SEC, that was filed jointly by Banque Carnegie Luxembourg S.A., Carnegie Global Healthcare Fund Management Company S.A., Carnegie Bank A/S, D Carnegie & Co. AB and Carnegie Kapitalforvaltning AB, reporting their beneficial ownership as a group.
(6)	Information is based solely on a Schedule 13G, filed July 11, 2005 with the SEC, that was filed jointly by FMR Corp, a parent holding company, Edward C. Johnson III, Abigail P. Johnson, Fidelity Management & Research Company and Select Medical Delivery.
(7)	Information is based solely on a Schedule 13G, filed September 21, 2005 with the SEC, that was filed jointly by Stadium Capital Partners, L.P. (“SCP”), Stadium Capital Management, LLC, Alexander M. Seaver and Bradley R. Kent reporting their beneficial ownership as a group, except SCP which expressly disclaimed membership in a group.
(8)	Information is based solely on a Schedule 13G filed jointly on October 3, 2003 with the SEC, which was amended by the Amendment No. 1 filed on February 2, 2004, Amendment No 2 filed on February 7, 2004 and Amendment No. 3 filed on July 1, 2005 by Michael E. Tennenbaum, SVIM/MSM II, LLC, SVAR/MM, LLC, Tennenbaum Capital Partners, LLC, and Tennenbaum & Co., LLC, reporting their beneficial ownership as a group. As of the date of the Amendment No. 3, SWIM/MSM II, LLC and SVAR/MM, LLC held less than 5% of the outstanding shares of the Company.
(9)	Information is based solely on a Schedule 13G, filed April 22, 2005 with the SEC, that was filed jointly by Bonanza Capital, Ltd. and Bonanza Master Fund, Ltd.

Equity Compensation Plan Information

The following table represents securities authorized for issuance under our equity compensation plans at June 30, 2005.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plan approved by stockholders:	1,938,369	$9.49	0
Equity compensation plan not approved by stockholders (1):	393,248	$1.03	467,329

Total	2,331,617	$8.06	467,329

(1)	Consistent with applicable law, our 2000 Non-Qualified Stock Option Plan has not been submitted for approval by our stockholders. For a description of the 2000 Non-Qualified Stock Option Plan, refer to Note 14 to our consolidated financial statements for the year ended June 30, 2005.

PROPOSAL TO ELECT DIRECTORS

Nominees

Our certificate of incorporation provides that the number of directors shall be fixed from time to time by resolution of the Board of Directors or stockholders. Presently, the number of directors is fixed at eight. The Board of Directors is divided into three classes, with one class standing for election each year for three-year terms and until successors of such class have been elected and qualified.

As of the record date, the Board of Directors consisted of the following persons:

Name	Class	Year in Which Term Will Expire
Louis G. Jekel	II	2005
Robert E. Wilson William C. Turner	II II	2005 2005
Cor J. Clement, Sr.	III	2006
Henry G. Walker	III	2006
Jack E. Brucker	I	2007
Mary Anne Carpenter	I	2007
Conrad A. Conrad	I	2007

The Board of Directors has nominated Louis G. Jekel and Robert E. Wilson for re-election as Class II directors for three-year terms or until their respective successors are elected and qualified. William C. Turner is retiring from the Board of Directors effective at the expiration of his current term on the date of the 2005 Annual Meeting, December 1, 2005, at which time the number of directors will be reduced to seven. The Board of Directors expresses its appreciation to Mr. Turner for his service to the Company.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. In the event that any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a nominee, if any, designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unable or will decline to serve as a director.

The Board of Directors recommends a vote “FOR” the nominees named above. The two nominees for director receiving the highest number of affirmative votes duly cast will be elected as directors for three-year terms. Accordingly, abstentions and broker non-votes are not counted in determining the outcome of the election of directors.

The following table sets forth information regarding our directors and executive officers, including certain biographical information.

Name	Age	Positions with the Company
Cor J. Clement, Sr.	57	Chairman of the Board and Director (3)
Jack E. Brucker	53	President, Chief Executive Officer and Director
Michael S. Zarriello	55	Senior Vice President, Secretary and Chief Financial Officer
Barry D. Landon	58	Senior Vice President of Billing and Collections, President of Southwest Ambulance and President of Arizona/Oregon Fire Services
Mary Anne Carpenter	60	Director (1)(4)
Louis G. Jekel	64	Co-Vice Chairman of the Board and Director (4)
Henry G. Walker	58	Co-Vice Chairman of the Board and Director (1)(2)(3)
Robert E. Wilson	58	Director (2)(4)
Conrad A. Conrad	59	Director
Kristine A. Beian-Ponczak	41	Vice President and Treasurer

(1)	Member of the Compensation Committee.
(2)	Member of the Corporate Governance Committee.
(3)	Member of the Executive Committee.
(4)	Member of the Audit Committee.

Cor J. Clement, Sr. has served as Chairman of our Board of Directors since August 1998 and as a member of our Board of Directors since May 1992. Mr. Clement served as Vice Chairman of the Board of Directors from August 1994 to August 1998. Mr. Clement served as the President and Chief Executive Officer of NVD, an international provider of security and industrial fire protection services headquartered in the Netherlands, from February 1980 until his retirement in January 1997.

Jack E. Brucker has served as our President and Chief Executive Officer and has been a member of our Board of Directors since February 2000. Mr. Brucker served as our Senior Vice President and Chief Operating Officer from December 1997 until February 2000. Mr. Brucker founded and served as President of Pacific Holdings, a strategic consulting firm, from July 1989 until December 1997. Mr. Brucker served as President of Pacific Precision Metals, a consumer products company, from September 1987 until June 1989.

Michael S. Zarriello was appointed Senior Vice President and Chief Financial Officer effective July 24, 2003. Prior to joining the Company, Mr. Zarriello was a Senior Managing Director of Jesup & Lamont Securities Corporation, and President of Jesup & Lamont Merchant Partners LLC from 1998 to 2003, both of which are investment banking firms. From 1989 to 1997, Mr. Zarriello was a Managing Director-Principal of Bear Stearns & Co., Inc., and from 1989 to 1991 he served as Chief Financial Officer of the Principal Activities Group that invested Bear Stearns’ capital in middle market companies. Mr. Zarriello serves as a member of the Boards of Directors of Digital Angel Corp. and Applied Digital Solutions Inc.

Barry D. Landon has served as Senior Vice President of Billing and Collections since May 2002, and Vice President of National Billing and Collections from May 2000 to May 2002. Mr. Landon also has served as the President of Southwest Ambulance since November 1999. In addition, Mr. Landon has served as President of Arizona/Oregon Fire Services since April 2004. Mr. Landon served as Director of National Billing from February 1998 to May 2000. Prior to joining the Company, Mr. Landon served as Chief Financial Officer of SW General, Inc., d/b/a Southwest Ambulance, from 1987 through February 1998, which was acquired by the Company on June 30, 1997.

Mary Anne Carpenter has been a member of our Board of Directors since January 1998. Ms. Carpenter served as Executive Vice President and Executive Committee member of First Health Group Corp., a publicly traded managed health care company, from January 1993 until her retirement in May 2001. From October 1991 until January 1993, Ms. Carpenter served as Senior Vice President, and from July 1986 through October 1991, as Vice President of First Health Group Corp. Ms. Carpenter has served on panels for several other national health care organizations.

Louis G. Jekel has served as a member of our Board of Directors since 1968 and as Vice Chairman of our Board of Directors since August 1998. Mr. Jekel served as our Secretary from 1968 through 2003. Mr. Jekel is a partner in the law firm of Jekel & Howard, Scottsdale, Arizona.

Henry G. Walker has been a member of our Board of Directors since September 1997 and Co-Vice Chairman since July 2004. Mr. Walker is currently a partner in the management consulting firm of Andrade/Walker Consulting, LLC. From March 1997 to March 2004, he served as President and Chief Executive Officer of Providence Health System, comprised of hospitals, long-term care facilities, physician practices, managed care plans, and other health and social services. From 1996 to March 1997, Mr. Walker served as President and Chief Executive Officer of Health Partners of Arizona, a state-wide managed care company. From 1992 to 1996, he served as President and Chief Executive Officer of Health Partners of Southern Arizona, a healthcare delivery system. Mr. Walker serves as Chairman of the Board of Directors of Consolidated Catholic Healthcare, a private non-profit company, and is a Board member of St. Joseph Health System, a private, non-profit health system based in Orange, California.

Robert E. Wilson became a member of our Board of Directors in November 2003. Mr. Wilson was employed by Arthur Andersen LLP from 1972 to 2001, becoming a partner in 1986. Among other responsibilities as a partner, he served as a member of the firm’s national healthcare industry business turnaround practice. From 2001 through 2003, Mr. Wilson provided commercial litigation and financial due diligence consultation services through FTI Consulting Inc., a national consulting firm. Mr. Wilson is a member of the Board of Directors of Providence Health System and is a member of the Audit and Finance Committees of John C. Lincoln Health Network, a not-for-profit community healthcare system.

Conrad A. Conrad became a member of our Board of Directors on October 12, 2005. Mr. Conrad was most recently employed with The Dial Corporation since August 2000, and served as its Executive Vice President and Chief Financial Officer. From 1999 to 2000, Mr. Conrad was engaged in a number of personal business ventures, including providing consulting services to Pennzoil-Quaker State Company, which acquired Quaker State Corporation in December 1998. From 1974 to 1998, Mr. Conrad held various positions, most recently Vice Chairman and Chief Financial Officer, with Quaker State Corporation, a leading manufacturer of branded automotive consumer products and services. Mr. Conrad is a member of the Board of Directors of Universal Technical Institute, Inc. and Fender Musical Instruments Corporation.

Kristine A. Beian-Ponczak has served as Vice President and Treasurer since December 2004. Ms. Beian-Ponczak served as Director of Financial Planning from April 1998 until December 2004. Prior to joining the Company, Ms. Beian-Ponczak worked with the privately held company Sun Street Foods as the Corporate Controller, with overall responsibility for financial reporting and treasury functions. Before that, Ms. Beian-Ponczak worked with the publicly traded company Main Street & Main, the largest franchise holder of TGIFriday’s restaurants in addition to a distributor of frozen foods, where she was responsible for reviewing operational and accounting processes at the various subsidiary levels. Prior to that, Ms. Beian-Ponczak worked in the Management Consulting, Business Valuation division of Coopers & Lybrand, focusing on the valuation of closely held companies, litigation support and merger and acquisition deal structures.

Directors hold office until their successors have been elected and qualified. All officers serve at the pleasure of the Board of Directors. There are no family relationships among any of our directors or officers.

Meetings and Committees of the Board of Directors; Independence

Our bylaws authorize the Board of Directors to appoint among its members one or more committees composed of one or more directors. The Board of Directors has appointed the following standing committees: an Audit Committee; a Compensation Committee; a Corporate Governance Committee; and an Executive Committee. Membership in the committees is indicated in the table above. The Board of Directors has determined that each of the following members of the Board is “independent,” as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards: Mary Anne Carpenter, William C. Turner, Robert E. Wilson, Louis G. Jekel, Cor J. Clement, Sr., Henry G. Walker and Conrad A. Conrad. Accordingly, a majority of the Board of Directors, and each member of each of the committees appointed by the Board of Directors, is “independent” as defined by Rule 4200(a)(15).

Audit Committee. The Audit Committee, which is established as a standing committee in accordance with Section 3(a)(58) of the Exchange Act, reviews our annual and quarterly financial statements and related SEC filings, significant accounting issues and the scope of the audit with our independent registered public accounting firm, and is available to discuss other audit related matters with management, our internal audit department and our independent registered public accounting firm that may arise during the year. In addition, the Audit Committee assists the Board of Directors with oversight of the performance of our internal audit function. The Audit Committee has various other authorities and responsibilities as set forth in its formal written charter, the adequacy of which is reviewed annually. The Audit Committee also functions as the Company’s qualified legal compliance committee. The Audit Committee held 11 meetings during the fiscal year ended June 30, 2005.

The Board of Directors has determined that Robert E. Wilson qualifies as an “audit committee financial expert” within the meaning of the SEC’s definition. Mr. Wilson is also independent as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.

Compensation Committee. The Compensation Committee reviews and acts on matters relating to compensation levels and benefit plans for our key executives. The Compensation Committee also reviews the succession planning for key executive personnel, monitors employee relations issues, and oversees senior management structure. The Compensation Committee held eight meetings during the fiscal year ended June 30, 2005.

Corporate Governance Committee. The Corporate Governance Committee reviews credentials of existing and prospective directors and recommends classes of directors for approval by the Board of Directors. See “Director Nominations” below. The Corporate Governance Committee is also responsible for developing and recommending to the Board of Directors corporate governance guidelines applicable to our Company and periodically reviewing such guidelines and recommending any changes to those guidelines to the Board of Directors. The Corporate Governance Committee adopted a charter in March 2004. The charter is available on the Company’s website at www.ruralmetro.com. The members of the Corporate Governance Committee are independent, as that term is defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Corporate Governance Committee held five meetings during the fiscal year ended June 30, 2005.

Executive Committee. The Executive Committee may act as a liaison between management and the Board of Directors. At times the Board of Directors may empower the Executive Committee to take certain actions on behalf of the Board of Directors between regularly scheduled meetings. The Executive Committee did not meet during the fiscal year ended June 30, 2005.

Meetings of the Board of Directors. Our Board of Directors held a total of nine meetings during the fiscal year ended June 30, 2005. All of the incumbent members of the Board of Directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which such director was a member. We do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, but encourage directors to attend. Two members of the Board of Directors attended the 2004 annual meeting of stockholders.

Director Nominations

Nominations of candidates for election as directors may be made by the Board of Directors upon recommendation by the Corporate Governance Committee, or by stockholders. The Corporate Governance Committee is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election as directors.

Stockholders may nominate candidates for election as directors if they follow the procedures and conform to the deadlines specified in our bylaws. The complete description of the requirements for stockholder nomination of director candidates is contained in the bylaws. Under these procedures, with respect to the annual meeting of stockholders following the fiscal year ending June 30, 2006, a notice setting forth information specified in the bylaws must be received by us no later than (i) 60 days prior to the annual meeting if such meeting is held between November 1, 2006 and November 30, 2006; (ii) 90 days prior to the annual meeting if such meeting is held on or after December 1, 2006; or (iii) if the 2006 annual meeting is held on another date, on or before the close of business on the 15th day following the date of public disclosure of the date of such meeting. The deadline for submission of any director nominations by stockholders for the next annual meeting is set forth in the proxy statement for each annual meeting.

Stockholders nominating candidates for election as directors are also required to provide the following information with respect to their nominees:

•	the name, age and business and residential address of the stockholder and nominee;

•	a representation that the stockholder is a stockholder of record on the date of the nomination;

•	a representation that the stockholder intends to appear in person or by proxy at the annual meeting to nominate the person(s) specified in the notice;

•	a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;

•	any other information relating to each nominee that would be required to be disclosed in a proxy statement filed pursuant to the SEC’s proxy rules; and

•	the written consent of each nominee to serve as a director if so elected.

In the event of any stockholder recommendations for nomination, the Corporate Governance Committee would evaluate the person recommended in the same manner as other persons considered by that committee. After reviewing the materials submitted by a stockholder, if the Corporate Governance Committee believes that the person merits additional consideration, the Committee (or individual members) would interview the potential nominee and conduct appropriate reference checks. The Corporate Governance Committee would then determine whether to recommend to the Board of Directors that the Board nominate and recommend election of such person at the next annual meeting. Stockholders may submit in writing recommendations for consideration by the Corporate Governance Committee to the attention of our Corporate Secretary at Rural/Metro Corporation, 9221 East Via de Ventura, Scottsdale, AZ, 85258. Recommendations should contain a detailed discussion of the qualifications of each recommended candidate and any other material information the stockholder wants the Corporate Governance Committee to consider, as well as all items required under the Company’s bylaws.

The Corporate Governance Committee is responsible for assessing the appropriate mix of skills and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time and shall periodically review and update the criteria as deemed necessary. Diversity in personal background, race, gender, age and nationality for the Board as a whole may be taken into account in considering individual candidates. In evaluating potential director nominees, the Corporate Governance Committee considers the following factors:

•	Personal characteristics: highest personal and professional ethics, integrity and values; an inquiring and independent mind; and practical wisdom and mature judgment.

•	Broad training and experience at the policy-making level in business, health care, government or technology.

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members, so that an optimum balance of members on the Board can be achieved and maintained.

•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership.

•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations.

•	Willingness to represent the best interests of all stakeholders and objectively appraise management performance.

•	Involvement only in activities or interests that do not create a conflict with the Director’s responsibilities to the Company and its stakeholders.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Corporate Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and its stockholders.

If the Board of Directors determines that there is a need for directors with different skills or perspectives, the members of the Board of Directors are polled to determine if they know of potential candidates meeting these criteria. We have retained the services of third parties to identify potential nominees from time to time in the past and may do so in the future, if necessary. We may engage a third party to perform a background check to determine whether a new candidate for election as director has any issues that should be considered in the Board of Directors’ evaluation of his or her candidacy.

Communications with the Board of Directors

Stockholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board) at the following address and fax number: Rural/Metro Corporation, 9221 East Via de Ventura, Scottsdale, AZ 85258; (480) 606-3328 facsimile.

Communications from our stockholders to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by our independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a Committee, the Chairman of the Board or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response may be coordinated with our counsel.

Director Compensation and Other Information

Officers who serve on the Board of Directors receive no additional compensation. Effective July 1, 2004, we adopted a new compensation schedule for our Board of Directors. The revised compensation schedule was based upon recent significant upward trends in board compensation in connection with increased board and committee responsibilities, as well as the unavailability of equity compensation as described below. Under the new schedule, each director receives an annual retainer of $70,000, which assumes four quarterly Board meetings (and related committee meetings). Directors also receive a $2,000 fee for each additional Board meeting or committee meeting attended, and $1,000 fee for each additional Board meeting or committee meeting participated in telephonically. Our Chairman of the Board of Directors receives an additional annual retainer of $50,000, and a Vice-Chairman receives an additional annual retainer of $20,000. The chair of the Audit Committee receives an additional annual retainer of $15,000, and all other committee chairs receive an additional annual retainer of $10,000. Payment of retainers and fees are paid quarterly in arrears. Reasonable expenses of the directors are reimbursed in accordance with our policies. In addition, we paid Messrs. Clement and Walker $22,400 and $19,368, respectively, in fiscal 2005 for consultation with management relating to assessments of the Company’s capital structure as requested by the Board of Directors.

Prior to the expiration of our 1992 Stock Option Plan in November 2002, non-employee directors received stock option grants upon election and on an annual basis thereafter. No stock options have been granted since the 2003 fiscal year, and no options are available for future issuance.

Report of the Audit Committee of the Board of Directors

The Audit Committee, which consists of Messrs. Wilson, Turner, Jekel and Ms. Carpenter, adopted a revised charter on June 2, 2004, which was amended on June 3, 2005. The charter, a copy of which is attached hereto as Appendix A, requires the Audit Committee to perform various functions. Each member of the Audit Committee is “independent,” as defined by Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The Audit Committee has reviewed and discussed with management the audited financial statements for fiscal 2005, as well as management’s assessment of internal control over financial reporting as of June 30, 2005, and discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm (“PwC”), the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380). The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with PwC its independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the Company include the audited financial statements and management’s assessment of internal control over financial reporting in its Annual Report on Form 10-K for fiscal 2005 for filing with the Securities and Exchange Commission.

The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting. Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements or of management’s assessment of internal control over financial reporting have been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the Company’s independent registered public accounting firm is in fact “independent.”

Audit Committee of the Board of Directors

Robert E. Wilson, Chairman

Mary Anne Carpenter

William C. Turner

Louis G. Jekel

The Audit Committee reviews and approves audit and permissible non-audit services performed by PwC, as well as the fees charged by PwC for such services. In its review of non-audit service fees and its appointment of PwC as our independent registered public accounting firm, the Audit Committee considered whether the provision of such services is compatible with maintaining PwC’s independence.

Audit Fees. The aggregate fees billed by PwC for professional services rendered in connection with the audit of our consolidated financial statements, audit of our internal control over financial reporting, review of our interim consolidated financial information, assistance with securities offerings, including the review of related documents, preparation of comfort letters and issuance of consents related to our fiscal years ended June 30, 2005 and 2004, respectively, totaled $2,711,140 for 2005 and $673,850 for 2004.

Audit-Related Fees. PwC did not perform any audit-related services for the Company in 2005 or 2004.

Tax Fees. The aggregate fees billed by PwC for professional services rendered in connection with tax planning and tax advice totaled $13,870 for 2005 and $3,225 for 2004.

All Other Fees. The aggregate fees billed by PwC for all other professional services rendered during 2005 and 2004 were $1,619 and $1,602, respectively. Such other fees in 2005 and 2004 related to the annual license fee for PwC’s accounting research reference service.

The policy of the Audit Committee is to pre-approve all audit services and permitted non-audit services (including the fees and terms thereof) to be performed by our independent registered public accounting firm, subject to the de minimus exceptions for non-audit services prescribed in federal securities laws and regulations. During the last two fiscal years, all Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees have been pre-approved by the Audit Committee. The Audit Committee may delegate authority to one or more members to grant pre-approvals of audit and permitted non-audit services, provided that such decisions shall be presented to the Audit Committee at its next scheduled meeting.

CODE OF ETHICS

Our website (www.shareholder.com/ruralmetro/downloads/Code_of_Business_Conduct.pdf) contains the Company’s Code of Ethics and Business Conduct (“Code of Ethics”), which is the Company’s code of business conduct and ethics for its directors and employees, including the Chief Executive Officer and Chief Financial Officer. Any amendment to the Code of Ethics will be posted on the Company’s website.

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

The following table sets forth the total compensation received for services rendered to us in all capacities for the fiscal years ended June 30, 2005, 2004, and 2003 by our Chief Executive Officer and our three most highly compensated executive officers who were in office at June 30, 2005.

Summary Compensation Table

							Long Term Compensation
		Annual Compensation					Awards
Name and Principal Position at Year-end	Year	Salary ($)	Bonus ($)		Other Annual Compensation(1)		Securities Underlying Options (#)	All Other Compensation ($)(2)
Jack E. Brucker	2005	$1,200,000	$3,136,713	(3)	—		—	$1,599
Chief Executive Officer	2004	$918,656	$1,803,834	(4)	—		—	$4,000
and President	2003	$600,000	$430,000		—		—	—

Michael S. Zarriello (5)	2005	$394,731	$1,600,000	(6)	—		—	—
Senior Vice President and	2004	$279,173	—		$156,327	(7)	—	—
Chief Financial Officer	2003	—	—		—		—	—

Barry D. Landon	2005	$265,358	$366,049	(8)	—		—	—
Senior Vice President of	2004	$223,771	$102,960		—		—	—
National Billing and Collections	2003	$232,523	$100,000		—		—	—

Kristine A. Beian-Ponczak (9)	2005	$159,500	$357,200	(10)	—		—	$1,599
Vice President	2004	—	—		—		—	—
and Treasurer	2003	—	—		—		—	—

(1)	Unless otherwise noted, other annual compensation did not exceed the lesser of $50,000 or 10% of the total salary and bonus for any of the officers listed.
(2)	Consists of company-matching contributions to our 401(k) plan paid in cash, unless otherwise noted.
(3)	We paid Mr. Brucker an amount equal to $1,500,000 in consideration for certain modifications intended to materially strengthen the noncompete provisions in his employment agreement with the Company. In addition, Mr. Brucker received a bonus of $1,350,000 pursuant to an incentive program that was subject to, among other things, completion of a refinancing transaction and achievement of certain operational goals. See “Report of the Compensation Committee of the Board of Directors—Compensation Programs and Practices” and “—Compensation of Chief Executive Officer.” Additionally, we paid Mr. Brucker $286,713 as part of a tax gross up for his bonus payment.
(4)	In January 2004, we paid to Mr. Brucker a retention bonus in the amount of $1,473,834 in connection with his amended and restated employment agreement. In August 2003, Mr. Brucker was paid $330,000 in connection with the MIP for the 2003 fiscal year.
(5)	Mr. Zarriello became our Senior Vice President and Chief Financial Officer in July 2003.
(6)	We paid Mr. Zarriello a bonus equal to $1,350,000 pursuant to an incentive program that was subject to, among other things, completion of a refinancing transaction and achievement of certain operational goals. See “Report of the Compensation Committee of the Board of Directors—Compensation Programs and Practices.”
(7)	We paid Mr. Zarriello $156,327 in fiscal 2004 for relocation costs.
(8)	We paid Mr. Landon a bonus equal to $210,000 pursuant to an incentive program that was subject to, among other things, completion of a refinancing transaction and achievement of certain operational goals.
(9)	Ms. Beian-Ponczak became our Vice President and Treasurer in December 2004.
(10)	We paid Ms. Beian-Ponczak a bonus equal to $300,000 pursuant to an incentive program that was subject to, among other things, completion of a refinancing transaction and achievement of certain operational goals.

Option Grants

There were no options granted to the executive officers set forth in the Summary Compensation Table under the section entitled “Executive Compensation” in the 2005 fiscal year.

Option Holdings

The following table represents certain information with respect to the options held by the listed officers as of June 30, 2005.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Options Values

	Shares Acquired on Exercise of Stock Options(#)		Number of Securities Underlying Unexercised Options at Fiscal Year-End(#)		Value of Unexercised In-the- Money Options at Fiscal Year-End (1)
		Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Jack E. Brucker	—	—	406,000	0	$1,822,147	$0
Michael S. Zarriello	—	—	—	—	—	—
Barry D. Landon	—	—	144,100	0	$671,097	0
Kristine A. Beian-Ponczak	—	—	58,750	0	$372,291	0

(1)	Calculated based on $8.62, which was the closing sales price of our common stock on the Nasdaq Capital Market on June 30, 2005, multiplied by the number of applicable shares in-the-money less the total exercise price.

Employment Agreements

Jack E. Brucker: On December 8, 2004, the Board of Directors approved an amended and restated employment agreement with Jack E. Brucker, the Company’s President and Chief Executive Officer. The amended and restated agreement became effective January 1, 2005, and extended the term of the prior agreement for one year (through December 31, 2011). The Company received the right to extend the term of the employment agreement for up to two additional one-year periods. Under the terms of the amended and restated agreement, Mr. Brucker continues to receive a base salary of $1.2 million per year, subject to an annual cost of living adjustment commencing in 2006. Mr. Brucker is eligible to participate in the Company’s Management Incentive Program (“MIP”), with the potential to earn a cash bonus between 50% to 125% of base salary, subject to achievement of net income from operational targets. The minimum bonus is earned upon achievement of 90% of budgeted net income from operations, and the potential bonus increases ratably for achievement of up to 150% of budgeted net income from operations.

In January 2004, Mr. Brucker received a retention bonus in the amount of $1,473,834 (which included an estimated amount to pay tax liabilities incurred by Mr. Brucker in connection with such bonus). Mr. Brucker’s repayment obligations with regard to such retention bonus were modified in the amended and restated agreement that became effective January 1, 2005. Mr. Brucker is obligated to repay the full bonus should the Company terminate his employment agreement with cause or should he join any other nationally recognized ambulance company prior to December 31, 2010. If Mr. Brucker terminates his employment without good reason, Mr. Brucker is obligated to repay a portion of the retention bonus based upon the number of years served under the agreement. If the Company terminates Mr. Brucker’s employment without cause or by reason of disability, or should Mr. Brucker terminate his employment agreement with good reason, no repayment is required. Mr. Brucker’s employment agreement provides that should the Company terminate his employment agreement without cause or should he terminate his employment agreement for good reason, he will receive his base salary and continued medical benefits for a period equal to the greater of (i) two years, or (ii) five years minus the number of days between January 1, 2007, and the effective date of termination of employment.

Under the employment agreement, Mr. Brucker has agreed not to compete against the Company after the termination of the employment agreement for a period equal to the greater of (i) two years, or (ii) five years minus the number of days between January 1, 2007 and the effective date of the termination of employment. Mr. Brucker may elect to shorten such non-compete period to not less than 12 months. Upon such election we will no longer be required to pay Mr. Brucker any severance benefits. In addition, if Mr. Brucker is receiving severance benefits under the employment agreement and he elects to solicit clients, employees, or otherwise competes with us at any time after his termination of employment or discloses confidential information, we will no longer be obligated to pay Mr. Brucker any severance benefits.

Michael S. Zarriello: In June 2004, we entered into an employment agreement with Michael S. Zariello, our Senior Vice President and Chief Financial Officer. In January 2005, Mr. Zarriello’s base salary was increased from $304,500 to $500,000. The agreement provides for an annual review of Mr. Zarriello’s base salary, and provides that the base salary may not be reduced by more than 10% unless such reduction is part of an across the board reduction. The term of the agreement is for a period of three years, which automatically renews for one-year periods thereafter. Mr. Zarriello is entitled to participate in the MIP. Under the terms of the agreement, if Mr. Zarriello’s employment agreement is terminated without cause, or should he terminate his employment agreement for good reason, should we not renew his employment agreement without cause or should he not renew his employment agreement for good reason, he will receive his then effective base salary and other benefits provided by the employment agreement immediately following the effective date of termination of employment for a period of 24 months. If Mr. Zarriello terminates his employment agreement without good reason or we terminate his employment agreement for cause, he will not receive any severance benefits. The employment agreement also requires that Mr. Zarriello not compete against us after the termination of the employment agreement for a period of 24 months after the effective date of the termination of employment. Mr. Zarriello may elect to shorten such non-compete period to 12 months. Upon such election, we would no longer be required to pay Mr. Zarriello any severance benefits. In addition, if Mr. Zarriello is receiving severance benefits under the employment agreement and he elects to solicit clients, employees or otherwise competes with us at any time after his termination of employment or discloses confidential information, we would no longer be obligated to pay Mr. Zarriello any severance benefits.

Barry D. Landon and Kristine A. Beian-Ponczak: Effective March 21, 2005, we entered into employment agreements with Kristine A. Beian-Ponczak, Corporate Vice President and Treasurer, and Barry D. Landon, Senior Vice President of Billing and Collections, President of Southwest Ambulance and President of Arizona/Oregon Fire Services. The employment agreements include substantially identical terms and conditions. The agreements provide for an annual review of each of the employees’ respective base salaries, and provide that the base salary may not be reduced by more than 10% unless such reduction is part of an across the board reduction. The agreements continue until terminated by one of the parties or by mutual agreement, and expire automatically upon the employee’s death or disability. The employees continue to be entitled to participate in the MIP. If we terminate an employment agreement without cause or on the basis of the employee’s disability, the employee will receive the then effective base salary and other benefits provided by the employment agreement for a period of 24 months (12 months in the event of disability). If the employee resigns or retires, or if we terminate an employment agreement for cause, severance benefits are not payable. The agreements restrict the employee from competing against us after termination for a period of two years.

Change of Control Agreement

Change of control agreements entered into by each of Messrs. Brucker and Zarriello provide that in the event of a change of control and the surviving entity or individuals in control do not offer such persons employment, terminate their employment without cause, or such persons terminate their employment for good reason, such persons will receive a sum equal to (A) 200% of (i) their applicable annual base salary, and (ii) the amount of incentive compensation paid or payable to such person during the calendar year preceding the calendar year in which the change of control occurs, plus (B) the full amount of any payments due under such employee’s employment agreement. In addition, such persons would be entitled to receive certain benefits, including the acceleration of exercisability of their stock options or the payment of the value of such stock options in the event they are not accelerated or replaced with comparable options. Pursuant to the terms of the change of control agreement, the health and other benefits received under the change of control agreement will be reduced or eliminated to the extent such benefits are received under such persons employment agreement. In addition, the change of control agreement places a ceiling on the aggregate amount of benefits such person may receive under the agreement. Such persons will receive an amount equal to 2.99 times the amount of annualized includable compensation received by such person as determined under the Internal Revenue Code.

For purposes of the change of control agreement, “good reason” includes a reduction of duties and/or salary or the surviving entity’s failure to assume his employment and change of control agreement. For purposes of all the above-mentioned change of control agreements, a “change of control” includes (i) the acquisition of beneficial ownership by certain persons, acting alone or in concert with others, of 30% or more of the combined voting power of our then outstanding voting securities; (ii) during any two-year period, our Board members at the beginning of such period cease to constitute at least a majority thereof (except that any new Board member approved by at least two-thirds of the Board members then still in office, who were directors at the beginning of such period, is considered to be a member of the current Board); or (iii) approval by our stockholders of certain reorganizations, mergers, consolidations, liquidations, or sales of all or substantially all of our assets.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2005, our Compensation Committee consisted of Messrs. Walker and Turner and Ms. Carpenter, currently directors of the Company.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Exchange Act requires our directors and officers, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us from our executive officers and directors during the fiscal year ended June 30, 2005, or written representations from such persons that no other reports were required, we believe that each person who, at any time during such fiscal year, was a director, officer or beneficial owner of more than 10% of our common stock complied with all Section 16(a) filing requirements during such fiscal year.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

General

The Compensation Committee of the Board of Directors administers the compensation programs for our executive officers. The committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of management’s programs.

The committee presents the following report on the compensation for our executive officers for fiscal 2005.

Overview and Philosophy

Our executive compensation programs are based on the belief that the interests of executive officers should be directly aligned with those of the stockholders. The programs are strongly oriented toward a pay-for-performance philosophy that includes a significant percentage of variable compensation. The committee has established the following principles to guide development of our compensation programs and to provide a framework for compensation decisions:

•	provide a total compensation package that will attract the best talent to our Company, motivate individuals to perform at their highest levels, reward outstanding performance, and retain executives whose skills are critical for building long-term stockholder value;

•	establish annual incentives for senior management that are tied directly to the overall financial performance of our Company; and

•	to the extent available, implement longer-term incentives that focus executive officers on managing from the perspective of an owner with an equity stake in the business, which may include the granting of stock options.

Compensation Programs and Practices

The committee determines salary ranges and incentive award opportunities for all corporate officers. Our management compensation program consists of cash and equity based components.

Cash Component: Cash compensation is designed to fluctuate with our performance. This is achieved primarily through the Management Incentive Plan, or MIP, which is paid out annually only if predetermined quantitative and qualitative goals are attained or certain business criteria are met.

Base Pay: Base pay guidelines are established for our officers and managers based on their relative job content. Individual base pay within the guidelines is based on sustained individual performance toward achieving our goals. Annual modifications to base pay levels are proposed by the President and approved by the committee each December.

Management Incentive Plan: The MIP is an annual cash incentive plan for key executives and employees of the Company. At the beginning of each fiscal year, performance goals are created between the Company and the participant that document the participant’s accountabilities, and define levels of performance on those accountabilities. A portion of the performance goal is weighted to the overall financial performance of the Company, and a portion is weighted to the participant’s particular area of responsibility. For 2004, the MIP opportunity for participants was up to 55% of the participant’s base pay. MIP payments for 2004 were based primarily on accomplishments with respect to the following goals and criteria: results of operations (including, without limitation, EBITDA); cost or expense control; customer service or satisfaction; community trust; cash flow; bad debt reductions; service area or operational longevity; and other factors demonstrating value to the organization and its stockholders and other stakeholders.

In fiscal year 2005, we made the following MIP payments: Mr. Zarriello, $250,000, which included a discretionary award of $112,975 based primarily upon the Board’s assessment of Mr. Zarriello’s performance, and Mr. Zarriello’s assumption of significant additional administrative duties and responsibilities at the Company’s corporate headquarters during the year; Mr. Landon, $156,049, including a discretionary award of $50,000 based primarily upon the assumption of additional responsibility with regard to the Company’s fire operations during the year; and Ms. Beian-Ponczak, $57,200. These payments were made in December 2004. Base salary increases and bonus payments were based primarily on accomplishments with respect to the following goals and criteria: revenues; results of operations (including, without limitation, earnings per share); cost or expense control; customer service or satisfaction; community trust; cash flow; bad debt reductions; service area or operational longevity; and other factors demonstrating value to the organization and its stockholders and other stakeholders.

Equity-based Component: We have a long history of encouraging employees to become stockholders, however, due to the expiration during fiscal 2003 of our option plan in which executive officers were eligible to participate, we currently are not in a position to grant stock options to our executive officers. We believe that equity-based compensation in the form of stock options links the interests of management and stockholders by focusing employees and management on increasing stockholder value.

Additional Incentive Programs: In December 2004, the Board of Directors approved an incentive program providing a bonus opportunity for officers and employees subject to, among other things, completion of a refinancing transaction and achievement of certain operational goals, with the Board retaining full discretion to determine the amount of bonuses, if any, and relevant success factors for achieving the bonus. The Company completed a refinancing transaction in March 2005. In April 2005, the Board determined that several eligible participants satisfied the criteria for receipt of a bonus payment pursuant to the incentive program, and thereupon approved the payment of such bonuses. Bonuses were based upon the contributions of the participants to completion of the refinancing transaction. Bonus awards included payments of $300,000 to Ms. Beian-Ponczak and $210,000 to Mr. Landon, as well as aggregate payments of $1.29 million to nine additional key participants.

The Board elected to defer consideration of the extent to which bonuses might be paid to Mr. Brucker, Chief Executive Officer, and Mr. Zarriello, Chief Financial Officer. On June 21, 2005, the Board concluded that Mr. Brucker and Mr. Zarriello were successful in completing the operational goals contemplated in the refinancing and, upon the recommendation of a compensation committee comprised solely of independent directors, as defined under applicable Nasdaq guidelines, approved the payment of bonuses of $1.35 million to each of Mr. Brucker and Mr. Zarriello. The Board primarily based its determination upon the successful completion of operational goals such as reduction of insurance costs, entry into new markets, and further considered an unscheduled repayment of debt made in May 2005. The Board also considered the positioning of the Company relative to the covenants set forth in the refinanced credit arrangements, and other matters as the Board deemed relevant.

Compensation of Chief Executive Officer

We used the same factors and criteria described above in making compensation decisions regarding our Chief Executive Officer during fiscal 2005. During the 2005 fiscal year, Mr. Brucker was compensated pursuant to an employment agreement that was effective commencing January 1, 2004, and an amended and restated employment agreement that became effective January 1, 2005. During fiscal 2005, Mr. Brucker received a base salary of $1.2 million. Pursuant to his employment agreement, Mr. Brucker was not eligible to participate in the MIP for 2004. Mr. Brucker received a payment of $1.5 million in January 2005 as consideration for modifications intended to materially strengthen the noncompete provisions in his employment agreement. Mr. Brucker received a bonus in the amount of $1.35 million in June 2005 pursuant to an incentive program that was subject to, among other things, completion of a refinancing transaction and achievement of certain operational goals, including, but not limited to, reduction of insurance costs and entry into new markets, and other matters as the Board deemed relevant.

Mr. Brucker’s base salary during fiscal 2005 was based upon the terms of his employment agreement. Pursuant to the employment agreement, the base salary is fixed (subject to annual cost of living increases) during the term of the employment agreement. During fiscal 2005, we reinstated Mr. Brucker’s eligibility to participate in the MIP. We took this action in consideration of various amendments to Mr. Brucker’s employment agreement and, more importantly, our judgment that MIP participation would provide additional performance incentive to Mr. Brucker to the benefit of the Company and its stockholders. Due to the expiration of our stock option plan as described above, no stock options were granted to Mr. Brucker during fiscal 2005. The unavailability of such options factored into our consideration of the cash compensation of Mr. Brucker. For additional information concerning Mr. Brucker’s employment agreement, see “Employment Agreements,” above. In addition, we considered the fact that the base salary would be fixed (subject to annual cost of living increases) during the term of the Agreement.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to each of the corporation’s chief executive officer and four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met.

We currently intend to structure the performance-based portion of the compensation of our executive officers in a manner that complies with Section 162(m). However, we may determine, based on business considerations, that compensation should be paid even if it is not deductible under Section 162(m). Other than the Chief Executive Officer and Chief Financial Officer, we do not expect to pay compensation to any other highly compensated executive officer in excess of $1 million. The Company currently has net operating losses available to offset any such excess for tax purposes in the foreseeable future.

Members of the Compensation Committee

Mary Anne Carpenter, Chairperson

William C. Turner

Henry G. Walker

COMPANY PERFORMANCE GRAPH

The following line graph compares cumulative total stockholder return, assuming reinvestment of dividends, for: (i) our common stock; (ii) the NASDAQ Combined Composite Index; and (iii) the NASDAQ Health Services Index. Because we did not pay dividends on our common stock during the measurement period, the calculation of the cumulative total stockholder return on the common stock did not include dividends. Because of the small number of publicly traded companies in our peer group, we do not believe we can reasonably identify a group of peer issuers. The graph assumes $100 was invested on July 1, 2000.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm (“PwC”), to audit (i) our consolidated financial statements for the fiscal year ending June 30, 2006, and (ii) our internal control over financial reporting as of June 30, 2006. PwC served as our independent registered public accounting firm for the fiscal year ended June 30, 2005. Notwithstanding the appointment, the Board, in its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Board feels that such a change would be in the Company’s best interest.

A representative of PwC will be present at the Annual Meeting, and will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANT ON ACCOUNTING

AND FINANCIAL DISCLOSURE

On July 7, 2003, we engaged Singer Lewak Greenbaum and Goldstein LLP (“SLGG”) as our independent accountants solely to re-audit our financial statements for fiscal 2001. Those financial statements were previously audited by Arthur Andersen (“Andersen”), who have ceased operations and were, therefore, unable to perform any procedures with respect to those financial statements. As reported in our Current Report on Form 8-K dated January 2, 2002, our relationship with Andersen was terminated as of January 2, 2002. Our financial statements for fiscal 2001 required re-audit as a result of restatement adjustments related to (i) the provisions for discounts applicable to Medicare, Medicaid and other third-party payers and for doubtful accounts recognized in prior years, (ii) the deferral of enrollment fees charged to new subscribers under our fire protection service contracts and to recognize such fees over the estimated customer relationship period, (iii) the consolidation of our investment in San Diego Medical Services Enterprise, LLC as required by our adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” and (iv) the disposal of the Company’s Latin American operations, the result of which were reclassified to discontinued operations for all periods presented. As Andersen had ceased operations, we engaged SLGG to perform the re-audit of the fiscal 2001 financial statements. The engagement of SLGG for this project was approved by the Audit Committee of our Board of Directors.

We did not consult with SLGG during the fiscal years ended June 30, 2002 and 2001 or during the subsequent interim period from July 1, 2002 through and including the engagement date of July 7, 2003, on (i) either the application of accounting principles or the type of opinion SLGG might issue on our financial statements, or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

On October 13, 2003, SLGG completed the re-audit of its fiscal 2001 financial statements and thereupon its engagement by us was concluded.

The engagement of SLGG to perform the fiscal 2001 re-audit does not affect our ongoing engagement of PwC as our independent registered public accounting firm. PwC has served as our independent registered public accounting firm since fiscal 2002.

During the fiscal years ended June 30, 2002 and 2003 and the subsequent interim period from July 1, 2003 through and including the completion of SLGG’s engagement on October 13, 2003, there were no disagreements between SLGG and us on any matter of accounting principles or practices, financial statement disclosure, or accounting scope or procedure. There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

The report of SLGG on the financial statements of the Company for the year ended June 30, 2001 contained no adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

We requested SLGG to furnish a letter addressed to the Securities and Exchange Commission stating whether SLGG agrees with the above statements made by the Company. SLGG furnished a letter addressed to the Commission expressing its agreement with the above statements.

DEADLINE FOR RECEIPT OF STOCKHOLDER

PROPOSALS; DISCRETIONARY AUTHORITY

Any stockholder who intends to present a proposal at the annual meeting of stockholders for the year ending June 30, 2006 and have it included in our proxy materials for that meeting must deliver the proposal to us for our consideration no later than June 30, 2006 and must comply with Rule 14a-8 under the Securities Exchange Act, as amended.

In addition, under our bylaws, certain procedures are provided that a stockholder must follow to introduce an item of business at the annual meeting of stockholders following fiscal year 2006. Under these procedures, a notice setting forth information specified in the bylaws must be received by us no later than (i) 60 days prior to the annual meeting if such meeting is held between November 1, 2006 and November 30, 2006; (ii) 90 days prior to the annual meeting if such meeting is held on or after December 1, 2006; or (iii) if the 2006 annual meeting is held on another date, on or before the close of business on the 15th day following the date of public disclosure of the date of such meeting.

Pursuant to Rule 14a-4 under the Securities Exchange Act, we intend to retain discretionary authority to vote proxies with respect to stockholder proposals properly presented at the Annual Meeting, except in circumstances where (i) we receive notice of the proposed matter prior to the deadline set forth in our Bylaws; and (ii) the proponent complies with the other requirements set forth in Rule 14a-4. We did not receive notice of any stockholder proposal prior to such deadline; therefore, no stockholder proposal may be properly presented at the Annual Meeting.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies.

Stockholders currently receiving multiple copies of our proxy statement and Annual Report can request householding of communications through their brokers. Once householding is elected, it will continue until stockholders are notified otherwise or until the consent is revoked. If, at any time, stockholders no longer wish to participate in householding, and would prefer to receive a separate proxy statement and annual report, they may notify their broker, and direct a written request to Rural/Metro Corporation, 9221 East Via de Ventura, Scottsdale, AZ 85258, Attn: Corporate Secretary.

OTHER MATTERS

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

Scottsdale, Arizona

October 27, 2005

APPENDIX A

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

RURAL/METRO CORPORATION

RESOLVED, that the resolutions previously adopted by the Board of Directors (the “Board”) of Rural/Metro Corporation, a Delaware corporation (the “Company”) regarding the designation, purpose, structure, operation and responsibilities of the Audit Committee be, and hereby are, pursuant to Article III, Section 3.06 of the By-Laws of the Company, replaced in their entirety as follows:

Role

This Charter governs the operations of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Rural/Metro Corporation, a Delaware corporation (the “Company”). The role of the Committee is to assist the Board in fulfilling its responsibilities to oversee:

•	the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public, or any other user of such financial statements;

•	the Company’s systems of internal accounting and financial controls, including the internal audit department;

•	the selection, independence and performance of the Company’s outside auditors; and

•	compliance by the Company with any financial and accounting compliance programs as may be established by the Board and the Company’s management from time-to-time.

In fulfilling its obligations, the Committee shall maintain free and open communications between the Committee, the Board and the Company’s:

•	independent auditors,

•	internal accounting and internal audit staffs, and

•	management.

This Charter shall be published as an appendix to the Company’s Proxy Statement for the Company’s annual meeting of stockholders to the extent required by the rules and regulations of the Securities and Exchange Commission (“SEC”).

Membership

The membership of the Committee shall consist of at least three directors, each of whom is to be free of any relationship that, in the opinion of the Board, would interfere with his or her exercise of independent judgment. Applicable laws, rules, regulations and relevant listing authority, including limitations on compensation from the Company other than compensation for director or committee service, will be followed in evaluating a member’s independence.

The Committee shall have at least one member qualified as an “audit committee financial expert” as defined by applicable SEC rules and regulations and, to comply with the rules of the Nasdaq Stock Market (“Nasdaq”), will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background. At the time of appointment, each member will be able to read and understand fundamental financial statements, including a company’s balance sheet, statement of operations and cash flow statements, in accordance with Nasdaq rules.

The Board appoints the chairperson.

As Amended June 3, 2005

Operations

The Committee shall meet at least eight times a year. Additional meetings may occur as the Committee or its chairperson deems advisable. The Committee will cause to be kept minutes of all its proceedings and will report its actions to the Board. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the Certificate of Incorporation or Bylaws of the Company, or (c) applicable laws, rules, regulations and relevant listing authority.

Authority

The Committee will have the resources and authority necessary to discharge its duties and responsibilities, including the authority to investigate any matter brought to its attention. The Committee shall have full access to all books, records, facilities, and personnel of the Company, and shall have the authority to retain outside counsel or other experts or consultants, as it deems appropriate. The Company will at all times provide sufficient funding for the Committee to carry out its responsibilities. Any communications between the Committee and legal counsel in the course of obtaining legal advice will be considered privileged communications of the Company and the Committee will take all necessary steps to preserve the privileged nature of those communications. The Committee may request that any directors, officers or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting of the Committee to provide such pertinent information as the Committee requests. The Committee may meet separately or independently from management as deemed necessary and appropriate to carry out the Committee’s responsibilities.

Responsibilities

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and to report the results of the Committee’s activities to the Board. The Committee recognizes that management shall be responsible for preparing the Company’s financial statements and the independent auditors shall be responsible for auditing those financial statements. The functions set forth below shall be the principal recurring activities of the Committee in carrying out its oversight function. In carrying out its responsibilities, however, the Committee shall remain flexible in order to best react to changing conditions and circumstances. The following functions are set forth as a guide with the understanding that the Committee may deviate from this guide and supplement these functions as the Committee deems appropriate under the circumstances.

1.	The Committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the Committee, as representatives of the Company’s stockholders. The Committee shall have the ultimate authority and responsibility to select (or to nominate for stockholder approval) the independent auditors, to approve the fees to be paid to the independent auditors, to oversee the work of the independent auditors (including resolution of disagreements between management and the auditor regarding financial reporting), to evaluate the performance of the independent auditors, and, if appropriate, to replace the independent auditors.

2.

The Committee shall discuss with management and the independent auditors the overall scope and plans for the audit and quarterly reviews, including the adequacy of staffing and the compensation to be paid to the independent auditors. The Committee also shall discuss with management and the independent auditors the adequacy and effectiveness of the Company’s accounting and financial controls, including the Company’s system to monitor and manage business risk, as well as financial and accounting compliance programs. To the extent the Committee deems it to be necessary, whether on its own initiative or based upon requests from time to time from the independent auditors or internal staff, the Committee shall meet separately with the internal accounting staff, the internal auditing staff and the independent auditors, with or without management present, as well as the Company’s Chief Financial Officer and other management personnel. The Committee shall review with management and the independent auditors the management letter presented to the Company by the independent auditors.

3.	The Committee shall:

•	ensure that the independent auditors submit annually a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard No. 1, as such standard may be amended or supplemented from time to time;

•	discuss with the independent auditors any such relationships or services provided by the independent auditors and their impact on the objectivity and independence of the independent auditors; and

•	take appropriate action to oversee the independence of the independent auditors.

4.	Prior to the filing of the Company’s Quarterly Report on Form 10-Q the Committee (as a whole or acting through the Committee chair) shall:

•	review the interim financial statements with management and the independent auditors,

•	review the draft quarterly earnings release; and

•	discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, including Statement of Auditing Standards (“SAS”) No. 71, as such may be amended or supplemented from time to time.

5.	The Committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the Annual Report to Stockholders if distributed prior to the filing of the Form 10-K), including the auditors’ judgment about the quality, not just acceptability, of the Company’s accounting principles, the consistency of the Company’s accounting policies and their application, and the clarity and completeness of the Company’s financial statements and related disclosures. The Committee shall also review the draft annual earnings release. The Committee also shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, including SAS No. 61, as such may be amended or supplemented.

6.	The Committee shall review the disclosures made by the Company’s principal executive officer and principal financial officers regarding their compliance with their certification requirements under the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company’s internal controls over financial reporting and disclosure controls and procedures.

7.	The Committee shall consider the effectiveness of the company’s internal control system, including information technology and security and control.

8.	The Committee shall understand the scope of internal and external auditors’ review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management’s responses.

9.	The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s Proxy Statement to be delivered to stockholders in connection with the Company’s annual meeting of stockholders.

10.	The Committee shall review and and approve any related party transaction (excluding transactions that are subject to review by the Compensation Committee of the Board). A “related party transaction” is as defined in Item 404(a) of Regulation S-K of the Securities and Exchange Commission, which governs disclosure of these types of transactions in public company reports.

11.	The Committee shall periodically review and discuss with the Board whether individual independent directors on the Committee continue to satisfy the independence standards adopted by the Board, the Securities and Exchange Commission, and The Nasdaq Stock Market.

12.	The Committee shall pre-approve all audit services and non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor to the extent required by and in a manner consistent with applicable laws and regulations.

13.	The Committee shall ensure and oversee the development of an internal audit function by the Company; shall review and concur in the appointment, replacement, reassignment or dismissal of the senior internal auditing executive, and the compensation package for such person; and shall review the significant reports to management prepared by the internal auditing department and management’s responses. The Committee shall evaluate the internal auditing department and its impact on the accounting practices, internal controls and financial reporting of the Company. The Committee also shall discuss with the Company’s independent auditors the internal audit department’s responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

14.	The Committee shall establish procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, including the Board and any committee thereof, regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

15.	Annually evaluate the Committee’s performance and this Charter, and recommend to the Board such Committee Charter changes as the Committee determines is appropriate.

16.	Perform such other functions within the scope of the foregoing, which the Committee deems appropriate to undertake from time to time.

With respect to the foregoing responsibilities and processes, the Committee recognizes that the Company’s financial management, including its internal audit staff, as well as the independent auditors, have more time, knowledge, and more detailed information regarding the Company than do Committee members. Consequently, in discharging its oversight responsibilities, the Committee will not provide or be deemed to provide any expertise or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Committee to assure compliance with laws and regulations and the Company’s internal policies and procedures.

RURAL/METRO CORPORATION C/O COMPUTERSHARE P.O. BOX 1596 DENVER, CO 80201-1596

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Rural/Metro Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Rural/Metro Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

RRLMTR                 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

                                                                         THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RURAL/METRO CORPORATION

1. ELECTION OF DIRECTORS 01)Louis G. Jekel 02)Robert E. Wilson		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the line below.

and upon such other matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

A majority of such attorneys or substitutes as shall be present and shall act at said meeting or any adjournment or adjournments thereof (or if only one shall be present and act, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

(This Proxy should be dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both stockholders should sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

There are three ways to provide your proxy:

BY TELEPHONE	BY INTERNET

• Quick	• Quick
• Easy	• Easy
• Immediate	• Immediate

Call Toll-Free on any Touch-Tone Phone

Follow these easy steps:	Follow these easy steps:
1. Read the accompanying Proxy Statement and Proxy Card.	1. Read the accompanying Proxy Statement and Proxy Card.
2. Call the toll-free number 1-800-690-6903. Not available to stockholders residing outside the United States. Stockholders residing outside the United States are urged to use the Internet.	2. Go to the Website http://www.proxyvote.com
3. Have your voting instruction card available when you call.	3. Have your voting instruction card available when you access the Website.
4. Follow the simple instructions of the automated attendant.	4. Follow the instructions provided.

Call 1-800-690-6903 anytime	Go to http://www.proxyvote.com

BY MAIL

Mark, sign and date your Proxy Card and return it in the postage-paid envelope provided.

Do not return the Proxy Card if you are voting by telephone or Internet.

Please detach here.

RURAL/METRO CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RURAL/METRO CORPORATION FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 1, 2005 AND ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF

The undersigned stockholder of Rural/Metro Corporation, a Delaware corporation (the “Company”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement of the Company and hereby appoints Kristi Ponczak and Michael S. Zarriello, and each or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the Annual Meeting of RURAL/METRO CORPORATION to be held at Company’s corporate headquarters at 9221 East Via de Ventura, Scottsdale, Arizona, on Thursday, December 1, 2005, at 3:00 p.m., local time, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, FOR THE NOMINEES IN THE PROPOSAL, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.